Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of January 28, 2019, by and between Iconix Brand Group, Inc., a Delaware corporation (the “Company”), and John T. McClain (the “Executive”).

WITNESSETH

WHEREAS, the Company desires to employ the Executive, and the Executive desires to be employed by the Company, pursuant to the terms as provided herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive hereby agree as follows:

1.             Engagement of Executive; Duties. During the Term (as defined below), the Executive shall have the titles of Chief Financial Officer and Executive Vice President of the Company, and shall have the authorities, duties and responsibilities customarily exercised by an individual serving in these positions in a corporation of the size and nature of the Company and such other authorities, duties and responsibilities as may be from time to time reasonably delegated to him by the Chief Executive Officer of the Company (the “CEO”) or the Board of Directors of the Company (the “Board”). The Executive shall faithfully and diligently discharge his duties hereunder and use his best efforts to implement the policies established by the CEO and the Board from time to time. The Executive shall comply with the Company’s policies in effect from time to time and about which he has written notice, including, without limitation, policies relating to stock ownership guidelines, clawback provisions, hedging and pledging of securities and insider trading.

2.             Time. The Executive shall devote all of his professional time to the business affairs of the Company; provided, however, that nothing in this Agreement shall preclude the Executive from devoting a reasonable amount of time required for serving as a director on the board of directors of Lands’ End, Inc. and Seritage Growth Properties and such other organizations or corporations that the CEO or the Board may approve; provided that in no event shall (a) Executive serve on the board of directors of a corporation or organization that competes with the Company, (b) Executive’s service for such corporation or organization otherwise creates, or could create, a conflict of interest with the business of the Company or (c) Executive’s service for such corporation or organization materially interferes with the performance of the Executive’s duties hereunder.

3.             Term. The Executive’s employment with the Company shall commence effective on February 11, 2019 (the “Commencement Date”) and shall continue until terminated in accordance with the terms of this Agreement. Executive’s employment by the Company shall be at-will, and the Company may terminate such employment at any time.

4.	Compensation.

(a)	Base Salary. The Executive’s base salary for the Term shall be at a rate of not less than five hundred twenty five thousand dollars ($525,000) per annum (pro-rated for the applicable number of days employed during each calendar year in the Term), less any applicable federal, state and/or local tax withholdings, and paid semi-monthly in accordance with the Company’s payroll practices and policies then in effect, with such increases as may be determined by the Board or the Compensation Committee of the Board (the “Compensation Committee”) upon annual consideration of the matter (such base salary, as increased from time to time, the “Base Salary”).

(b)	Annual Bonus. During the Term, the Executive shall be entitled to participate in the Company’s executive bonus program as in effect from time to time. The Executive shall earn an annual bonus for each complete calendar year of the Term (“Annual Bonus”), with the annual target bonus opportunity of at least 75% of the Executive’s Base Salary, and the annual maximum bonus opportunity of 150% of the Executive’s Base Salary. The actual amount of Annual Bonus to be paid for each calendar year, if any, shall be determined with reference to the Company’s performance compared to pre-determined financial goals and other metrics established annually by the Compensation Committee. Annual Bonus earned with respect to a calendar year shall be paid in the calendar year immediately following the calendar year to which it relates. In the event that the Annual Bonus payment for a calendar year, if any, is based in whole or in part on the results of the audit by the Company’s independent public accountants of the Company’s financial statements for such calendar year, such Annual Bonus shall be paid as soon as reasonably practicable following the completion of such audit, but in all events in the calendar year immediately following the calendar year to which it relates.

(c)	2019 Inducement Cash Bonus. As an inducement to accept the Company’s offer of employment and to enter into this Agreement, the Company shall pay the Executive a one-time payment of fifty thousand dollars ($50,000) (less any applicable federal, state and/or local tax withholdings), as soon as reasonably practicable after the date on which the Company timely files its annual report in respect of the Company’s 2018 financial year on Form 10-K with the U.S. Securities and Exchange Commission (the “2018 10-K”); provided that in the event that the 2018 10-K is complete in all material respects but the Company does not file the 2018 10-K for any reason prior to March 31, 2019, then such amount shall be payable to Executive on March 31, 2019.

(d)	Sign-On Inducement Awards in Lieu of 2019 LTIP.

(i)	As an inducement to accept the Company’s offer of employment and enter into this Agreement, and in lieu of Executive’s eligibility to participate in the Company’s 2019 long-term incentive plan or any similar incentive plan effected in 2019 by the Company, on or as soon as reasonably practicable after the Commencement Date, the Company shall grant to the Executive restricted stock units (“RSUs”) equal to a number of shares of Common Stock with a value on the date of grant of two hundred sixty two thousand five hundred dollars ($262,500) (the “Sign-On RSU Award”). The number of RSUs to be issued shall be determined by dividing $262,500 by the closing price of the Company’s Common Stock on the date of grant. The RSUs shall be subject to the terms and conditions of a restricted stock unit award agreement, which shall provide that one-third of RSUs granted thereunder shall vest on the Commencement Date, and the remaining two-thirds of the RSUs shall vest on the first anniversary of the Commencement Date, subject to the Executive’s continued employment with the Company through such vesting date. Notwithstanding anything to the contrary contained herein, in the event the Executive’s employment with the Company under this Agreement is terminated prior to the first anniversary of the Commencement Date, then all unvested RSU’s issued under the Sign-On RSU Award shall be forfeited immediately for no consideration due to the Executive and all vested RSU’s issued under the Sign-On RSU Award Agreement shall be immediately returned to the Company by the Executive; provided that in the event of a termination of this Agreement by the Company without Cause and unrelated to the Company’s or the Executive’s performance, as reasonably determined by the Board, all unvested Sign-On RSUs shall vest on the first anniversary of the Commencement Date.

(ii)	As an inducement to accept the Company’s offer of employment and enter into this Agreement, and in lieu of Executive’s eligibility to participate in the Company’s 2019 long-term incentive plan or any similar incentive plan effected in 2019 by the Company, in addition to the Sign-On RSU Award, on or as soon as reasonably practicable after the Commencement Date, the Company shall grant to the Executive performance stock units (“PSUs”) equal to a number of shares of Common Stock with a value on the date of grant of two hundred sixty two thousand five hundred dollars ($262,500) (the “Sign-On PSU Award”). The number of PSUs to be issued shall be determined by dividing $262,500 by the closing price of the Company’s Common Stock on the date of grant. The PSUs issued under the Sign-On PSU Award shall be subject to the terms and conditions a performance stock unit award agreement, which shall set forth, among other things, the applicable performance targets and performance period.

(e)	Annual Equity Awards in Future Years After 2019. Commencing in 2020, the Company shall grant to the Executive PSUs and/or RSUs or other such cash or equity-based long term incentives as deemed appropriate by the Compensation Committee. An aggregate target of one hundred percent (100%) of the Executive’s then-current base salary shall serve as the annual guideline for aggregate Fair Market Value of future year PSUs, future year RSUs or such other long-term incentive awards that may be granted pursuant to the Company’s long-term incentive plans then in effect. All such grants shall be subject to substantially the same terms and conditions, other than amount and vesting dates, as pertain to the annual equity awards to be granted to other executives of the Company, with such changes therein as the Compensation Committee deems appropriate.

(f)	General Employee Benefits. During the Term, the Executive shall be eligible to receive the employee benefits generally available to other executive officers of the Company from time to time, including, but not limited to, major medical, dental, life insurance, short-term disability insurance, long-term disability insurance, and pension, including any 401(k) or other profit sharing plan, in all cases, subject to the Executive’s satisfaction of the eligibility requirements of the applicable employee benefit plans or programs and subject to applicable law and the terms and conditions of such plans or programs; provided, however, that the Company may amend, modify or terminate any such plans or programs at any time in its discretion. During the Term, the Executive shall be covered as an insured under the Company’s officers and directors liability insurance and all other applicable insurance policies which pertain to officers of the Company.

(g)	Reimbursement of Expenses. During the Term, the Company shall reimburse the Executive for the reasonable business expenses incurred by him in the performance of his duties hereunder, including, without limitation, expenses related to mobile devices and laptop computers and such other expenses incurred in connection with business-related travel or entertainment in accordance with the Company’s policy, provided that such expenses are incurred and accounted for in accordance with the Company’s policy.

(h)	Paid-Time Off. During the Term, the Executive shall be entitled to 26 days of paid-time off per calendar year (pro-rated for partial years), as well as holidays and floating holidays, in accordance with Company’s accrual and other policies then in effect.

5.	Termination of Employment.

(a)	General.

(1)	The Executive’s employment under this Agreement may be terminated at any time by either the Executive or the Company.

(2)	This Agreement and the Executive’s employment shall terminate upon the death of the Executive.

(3)	If the Executive is unable to perform the essential duties and functions of his employment because of a disability, even with a reasonable accommodation, for one hundred eighty (180) days within any three hundred sixty-five (365)-day period (“Disability”), the Company shall have the right and may elect to terminate the services of the Executive by a Notice of Disability Termination. The Executive shall not be terminated following a Disability except pursuant to this Section 5(a)(3). For purposes of this Agreement, a “Notice of Disability Termination” shall mean a written notice that sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under this Section 5(a)(3). For purposes of this Agreement, no such purported termination shall be effective without such Notice of Disability Termination. This Agreement and the Executive’s employment shall terminate on the day such Notice of Disability Termination is received by the Executive.

(b)	Definitions. For the purposes of this Agreement:

(1)	Termination for “Cause” shall mean termination of the Executive’s employment because of the occurrence of any of the following as determined by the Board:

(i)	the Executive’s material breach of his obligations under this Agreement, including, for the avoidance of doubt, his willful failure to substantially perform his obligations under this Agreement (other than any such failure resulting from the Executive’s incapacity due to a Disability); provided, however, that the Company shall have provided the Executive with written notice of such breach and the Executive has been afforded thirty (30) days to cure same to the extent capable of cure;

(ii)	the Executive’s indictment or conviction of or plea of guilty or nolo contendere to, a felony or any other crime involving moral turpitude or dishonesty;

(iii)	the Executive’s willfully engaging in misconduct in the performance of his duties for the Company (including theft, fraud, embezzlement and securities law violations or a violation of the Company’s Code of Conduct or other material written policies) that is injurious to the Company or any of its affiliates, monetarily or otherwise; or

(iv)	the Executive’s willfully engaging in misconduct other than in the performance of his duties for the Company (including theft, fraud, embezzlement and securities law violations) that is materially injurious to the Company or, in the good faith determination of the Board, is potentially materially injurious to the Company, monetarily or otherwise.

For purposes of this Section 5(b)(1), no act, or failure to act, on the part of the Executive shall be considered to have been “willfully” performed or omitted, unless done, or omitted to be done, by him in bad faith and without reasonable belief that his action or omission was in, or not opposed to, the best interest of the Company (including reputationally).

(2)	“Good Reason” shall mean the occurrence of any of the following events without the Executive’s consent:

(i)	the failure by the Company to timely comply with its material obligations and agreements, including without limitation any of the financial obligations contained in Section 5, contained in this Agreement;

(ii)	a material diminution of the authorities, duties or responsibilities of the Executive set forth in Section 1 above (other than temporarily while the Executive is physically or mentally incapacitated and unable to properly perform such duties, as determined by the Board in good faith);

(iii)	the loss of any of the titles of the Executive with the Company set forth in Section 1 above;

(iv)	the re-location of the Executive to an office more than fifty (50) miles from the Company’s current headquarters or that results in a material increase in Executive’s commute; or

(v)	a change in the reporting structure so that the Executive reports to someone other than the CEO,

provided, however, that, within ninety (90) days of any such events having occurred, the Executive shall have provided the Company with written notice that such events have occurred and afforded the Company thirty (30) days to cure same. The parties agree that a termination for Good Reason shall be treated as an involuntary separation under Code Section 409A (as hereinafter defined in Section 8(a) below).

(c)	Compensation Upon Termination.

(i)	Termination for Cause or without Good Reason. If the Executive’s employment shall be terminated by the Company for Cause, by the Executive without Good Reason or a result of the Executive’s death or a Disability, the Executive shall receive from the Company: (a) any earned but unpaid Base Salary through the Date of Termination, paid in accordance with the Company’s standard payroll practices; (b) reimbursement for any unreimbursed expenses properly incurred and paid in accordance with Section 4(g) through the Date of Termination; (c) payment for any accrued but unused paid-time off in accordance with the Company’s policies then in effect; (d) such vested accrued benefits, and other payments, if any, as to which the Executive (and his eligible dependents) may be entitled under, and in accordance with the terms and conditions of, the employee benefit arrangements, plans and programs of the Company as of such date of termination, other than any severance pay plan ((a) through (d), the “Amounts and Benefits”), and (e) all vested shares in respect of the Executive’s equity awards then held by him, including those described in this Agreement, and the Company shall have no further obligation with respect to such equity awards. For the avoidance of doubt, any portion of the equity awards that remains unvested on the Date of Termination shall be forfeited as of the Date of Termination.

(ii)	Termination without Cause or for Good Reason. If, prior to the expiration of the Term, the Executive resigns from his employment hereunder for Good Reason or the Company terminates the Executive’s employment hereunder without Cause (other than a termination by reason of death or Disability), and the Executive has not received and is not entitled to any payment under Section 5(d)(iii) hereof, then the Company shall pay or provide the Executive the Amounts and Benefits and, subject to Section 8 hereof:

1.	an amount equal to fifteen (15) months of Executive’s applicable Base Salary, which amount shall be payable semi-monthly in equal installments during the Non-Compete Term (as defined below), (less any applicable federal, state and/or local tax withholdings), in accordance with the Company’s payroll practices and policies then in effect; provided that such semi-monthly installment payments shall cease immediately as of the date that Executive commences an employment relationship or full-time consulting arrangement with a subsequent employer (and by accepting receipt of any severance payments or other benefits pursuant to this Section 5(c), such Executive agrees to immediately notify the Company of the commencement of such employment relationship or consulting arrangement by a subsequent employer);

2.	any Annual Bonus earned but unpaid for the calendar year preceding the calendar year in which the Executive’s termination of employment occurs (the “Prior Year Bonus”), payable at such time as bonuses for such prior calendar year are paid to the Company’s executives generally, and, in any event, at such time as otherwise required under the terms of this Agreement to the extent required to avoid the adverse tax consequences under Code Section 409A;

3.	a pro-rata portion of the Executive’s Annual Bonus for the calendar year in which the Executive’s termination occurs based on target performance for such calendar year (determined by multiplying the amount of such Annual Bonus which would be due for the full calendar year by a fraction, the numerator of which is the number of days during the calendar year of termination that the Executive is employed by the Company and the denominator of which is 365), payable at such time as bonuses for such calendar year are paid to the Company’s executives generally (the “Pro Rata Bonus”) and, in any event, at such time as otherwise required under the terms of this Agreement to the extent required to avoid the adverse tax consequences under Code Section 409A. In the event that the Company has not established an executive bonus plan covering the calendar year during which the Executive’s employment terminates, the Pro-Rata Bonus due to the Executive shall be based upon the target Annual Bonus opportunity for the calendar year preceding the calendar year in which such termination occurs;

4.	subject to the Executive’s (a) timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), with respect to the Company’s group health insurance plans in which the Executive participated immediately prior to the Date of Termination (“COBRA Continuation Coverage”), and (b) continued payment by Executive of premiums for such plans at the “active employee” rate (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), the Company shall provide COBRA Continuation Coverage for the Executive and his eligible dependents (which payment will be reported as taxable income) until the earliest of (x) the Executive or his eligible dependents, as the case may be, ceasing to be eligible under COBRA, (y) fifteen (15) months following such date of termination, and (z) the Executive becoming eligible for coverage under the health insurance plan of a subsequent employer (the benefits provided under this sub-section (4), the “Medical Continuation Benefits”); and

5.	unvested amounts subject to equity awards granted hereunder shall vest if and to the extent provided for in the applicable equity award agreement and as otherwise provided in this Agreement.

(iii)	Termination Following Change in Control. If the Company terminates Executive’s employment without Cause or Executive terminates Executive’s employment for Good Reason, in either case, within 18 months after a Change in Control, then the Company shall pay to Executive, in a lump sum, in cash, within 15 days after the date of Executive’s termination, an amount equal to two times the sum of (a) the applicable Base Salary, and (b) the average Annual Bonus awarded to the Executive for the two calendar years immediately prior to such Change in Control, provided, however, that if the Change in Control occurs during 2019, the amount of clause (b) shall equal 75% of the applicable Base Salary. In addition to the foregoing, upon a termination of Executive’s employment as set forth above, (x) Executive shall be entitled to receive the payments and benefits in the amounts contemplated, and on the dates specified, by sub-sections 5(d)(ii)(2), 5(d)(ii)(4) and 5(d)(ii)(5).

For purposes of this Agreement, a “Change in Control” shall mean any of the following (provided that any such event also constitutes a change in control event for purposes of Section 409A of the Code, to the extent required to avoid the adverse tax consequences thereunder):

1.	any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company’s Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company Common Stock immediately prior to the merger have the same proportionate ownership of Common Stock of the surviving corporation immediately after the merger;

2.	any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company;

3.	any approval by the stockholders of the Company of any plan or proposal for the liquidation or dissolution of the Company;

4.	the cessation of control (by virtue of their not constituting a majority of directors) of the Board by the individuals (the “Continuing Directors”) who (x) at the date of this Agreement were directors or (y) become directors after the date of this Agreement and whose election or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds of the directors then in office who were directors at the date of this Agreement or whose election or nomination for election was previously so approved); or

5.	(A) the acquisition of beneficial ownership (“Beneficial Ownership”), within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of an aggregate of 25% or more of the voting power of the Company’s outstanding voting securities by any person or group (as such term is used in Rule 13d-5 under the Exchange Act) who beneficially owned less than 10% of the voting power of the Company’s outstanding voting securities on the effective date of this Agreement, (B) the acquisition of Beneficial Ownership of an additional 15% of the voting power of the Company’s outstanding voting securities by any person or group who beneficially owned at least 10% of the voting power of the Company’s outstanding voting securities on the effective date of this Agreement, or (C) the execution by the Company and a stockholder of a contract that by its terms grants such stockholder (in its, hers or his capacity as a stockholder) or such stockholder’s Affiliate (as defined in Rule 405 promulgated under the Securities Act of 1933 (an “Affiliate”)) including, without limitation, such stockholder’s nominee to the Board (in its, hers or his capacity as an Affiliate of such stockholders), the right to veto or block decisions or actions of the Board; provided, however, that notwithstanding the foregoing, the events described in items (A), (B) or (C) above shall not constitute a Change in Control hereunder if the acquiror is (aa) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or one of its affiliated entities and acting in such capacity, (bb) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of voting securities of the Company or (cc) a person or group meeting the requirements of clauses (i) and (ii) of Rule 13d-1(b)(1) under the Exchange Act.

(iv)	Payments of Compensation Upon Termination. For the avoidance of doubt, in the event the Executive shall be entitled to receive payments and benefits pursuant to any one of sub-sections 5(d)(i), (ii) or (iii), Executive shall be entitled to no payments or benefits under any other of such sub-sections, except as expressly set forth in sub-section 5(d)(iii) with respect to payments and benefits contemplated by sub-section 5(d)(ii). Notwithstanding anything herein to the contrary, the time of payment of any bonus amount shall not be changed by reason of Section 5 of this Agreement in any manner that would result in adverse tax consequences under Code Section 409A.

(d)	Release. Notwithstanding any provision to the contrary in this Agreement, the Company’s obligation to pay or provide the Executive with the payments and benefits (other than the Amounts and Benefits) under Section 5(c) shall be conditioned on the Executive’s executing and not revoking a waiver and general release (the “Release”). The Company shall provide the Release to the Executive within seven (7) days following the applicable Date of Termination. In order to receive the payments and benefits (other than the Amounts and Benefits) under Section 5(d), the Executive will be required to sign the Release within twenty-one (21) or forty-five (45) days after the date it is provided to him, whichever is applicable under applicable law, and not revoke it within the seven (7) day period following the date on which it is signed by him. Notwithstanding anything to the further contrary contained herein, (i) all payments delayed pursuant to this Section, except to the extent delayed pursuant to Section 8(b), shall be paid to the Executive in a lump sum on the first Company payroll date on or following the sixtieth (60th) day after the Date of Termination, and any remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein and (ii) all distributions with respect to the equity awards delayed pursuant to this Section, except to the extent delayed pursuant to Section 8(b) and except as otherwise provided in Section 5(c), shall be distributed to the Executive on the sixtieth (60th) day after the Date of Termination.

6.	Confidentiality; Non-Competition; Non-Solicitation; Non-Disparagement; Cooperation.

(a)	The Executive shall not divulge to anyone, either during or at any time after the Term, any information constituting a trade secret or other confidential information acquired by him concerning the Company, any subsidiary or other affiliate of the Company, except in the performance of his duties hereunder, including but not limited to its licensees, revenues, business systems and processes to the extent such information (i) is not generally known by the public and (ii) is treated as confidential information by the Company or any of its affiliates (“Confidential Information”). The Executive acknowledges that any Confidential Information is of great value to the Company and its affiliates, and upon the termination of his employment, the Executive shall redeliver to the Company all Confidential Information and other related data in his possession. Notwithstanding any other provision of this Agreement to the contrary, Confidential Information does not include information that enters the public domain, other than through breach of the Executive’s obligations under this Agreement. Notwithstanding the foregoing, nothing in this Section 6(a) or in this Agreement shall interfere with or prohibit the Executive from enjoying the full protection and benefit of the Defend Trade Secrets Act and in any event, (I) the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (II) if the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose a trade secret to his attorney and use the trade secret information in the court proceeding, provided the Executive, to the extent permitted by law, files any document containing the trade secret under seal and does not disclose the trade secret except pursuant to court order.

(b)	The Executive hereby agrees that during the period commencing on the date hereof and ending fifteen (15) months after the applicable date of termination for whatever reason (the “Non-Compete Term”), he shall not, directly or indirectly, in any location in which the Company, its subsidiaries or affiliates or a licensee thereof operates or sells its products (the “Territory”), engage, have an interest in or render any services to any business (whether as owner, manager, operator, licensor, licensee, lender, partner, stockholder, joint venturer, employee, consultant or otherwise) that derives 75% or more revenues from licensing revenue and has greater than $75 million in revenue during the time of the Executive’s employment by the Company or at the termination of his employment. Notwithstanding the foregoing, nothing herein shall prevent the Executive from passively owning stock in a publicly traded corporation whose activities compete with those of the Company, its subsidiaries and affiliates, provided that such stock holdings are not greater than five percent (5%) of such corporation.

(c)	The Executive shall not, during the Non-Compete Term, intentionally take any action which constitutes an interference with or a disruption of any of the Company’s business activities including, without limitation, the solicitation of the Company’s or any subsidiary’s customers, suppliers, lessors, lessees, licensors, or licensees, to terminate or diminish its relationship with the Company or any of the Company’s subsidiaries; provided that the restrictions described in this Section 6(c) shall apply during the Non-Compete Term only with respect to persons who are as of the Date of Termination, or who have been during the final two (2) years of the Term, customers, suppliers, lessors, lessees, licensors or licensees.

(d)	The Executive shall not, during the Non-Compete Term, directly or indirectly, hire, offer to hire, entice, solicit or in any other manner persuade or attempt to persuade any officer, employee or agent of the Company or any subsidiary (but only those persons who had such status at any time while the Executive was employed by the Company or any subsidiary), to discontinue or alter his, her or its relationship with the Company or any subsidiary. Nothing in this Agreement shall prohibit the Executive from publishing or advertising any general solicitation for employment not targeted at any Company employee covered by this Section 6(d), and it shall not be a violation of this Agreement for the Executive to hire or encourage any other person who responds to such general solicitation.

(e)	At no time during or after the Term shall (i) the Executive, directly or indirectly, disparage the Company, any of its subsidiaries or affiliates, or any past or present employees, directors, officers, partners, members, managers, shareholders, products or services of any of the foregoing or (ii) the Company or any of its subsidiaries or controlled affiliates, or any of its present employees, directors or officers (the “Company Parties”), directly or indirectly, disparage the Executive; provided, however, nothing in this Agreement shall restrict the Executive or the Company Parties, as applicable, (x) from giving truthful testimony or statements in connection with any judicial proceeding or other governmental investigation or proceeding or (y) from communicating in any way with any governmental entity regarding any incident that Executive or any Company Party, as applicable, in good faith believes constitutes a violation of law.

(f)	Upon the receipt of reasonable notice from the Company (including the Company’s outside counsel), the Executive agrees that while employed by the Company and thereafter, the Executive will respond and provide information with regard to matters of which the Executive has knowledge as a result of the Executive’s employment with the Company, and will provide reasonable assistance to the Company and its representatives and affiliates (the “Company Group”) in defense of any claims that may be made against the Company Group (or any member thereof), and will provide reasonable assistance to the Company Group in the prosecution of any claims that may be made by the Company Group (or any member thereof), to the extent that such claims may relate to matters related to the Executive’s period of employment with the Company (or any predecessors). Any request for such cooperation shall take into account the Executive’s other personal and business commitments and shall occur at mutually convenient dates and times. The Executive also agrees to promptly inform the Company (to the extent the Executive is legally permitted to do so) if the Executive is asked to assist in any investigation of the Company Group (or any member thereof) or their actions, regardless of whether a lawsuit or other proceeding has then been filed with respect to such investigation, and shall not do so unless legally required. If the Executive is required to provide any services pursuant to this Section 6(f) following the Term, upon presentation of appropriate documentation, the Company shall promptly reimburse the Executive for reasonable out-of-pocket expenses incurred in connection with the performance of such services and in accordance with the Company’s expense policy for its senior officers.

(g)	Without intending to limit the remedies available to the Company, the Executive acknowledges that a breach of any of the covenants contained in this Section 6 may result in material and irreparable injury to the Company, or its affiliates or subsidiaries, for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat the Company and its affiliates shall be entitled to a temporary restraining order and/or a preliminary or permanent injunction restraining the Executive from engaging in activities prohibited by this Section 6 or such other relief as may be required specifically to enforce any of the covenants in this Section 6. If for any reason it is held that the restrictions under this Section 6 are not reasonable or that consideration therefor is inadequate, such restrictions shall be interpreted or modified to include as much of the duration and scope identified in this Section as will render such restrictions valid and enforceable.

(h)	In the event of any violation of the provisions of this Section 6, the Executive acknowledges and agrees that the post-termination restrictions contained in this Section 6 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

7.             Indemnification. The Company shall indemnify, defend and hold harmless the Executive against any and all expenses reasonably incurred by him in connection with or arising out of (a) the defense of any action, suit or proceeding in which he is a party, or (b) any claim asserted or threatened against him, in either case by reason of or relating to his being or having been an employee, officer or director of the Company, whether or not he continues to be such an employee, officer or director at the time of incurring such expenses, except insofar as such indemnification is prohibited by law. Such expenses shall include, without limitation, the fees and disbursements of attorneys, amounts of judgments and amounts of any settlements, provided that such expenses are agreed to in advance by the Company. The foregoing indemnification obligation is independent of any similar obligation provided in the Company’s Certificate of Incorporation or Bylaws, and shall apply with respect to any matters attributable to periods prior to the date of this Agreement, and to matters attributable to Executive’s employment hereunder, without regard to when asserted. The Company shall include the Executive in the directors and officers liability insurance policy provided for other directors and officers of the Company, at the Company’s expense. Notwithstanding the foregoing, nothing contained in this Agreement shall constitute an indemnification by the Company of the Executive for any liability to third parties arising from his allegedly not being permitted to be employed by the Company, contractually or otherwise, and Executive hereby represents to the Company that no such prohibition exists. The obligations of the Company contained in this Section shall survive any termination or expiration of this Agreement.

8.             Section 409A of the Code.

(a)	It is intended that the provisions of this Agreement comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Executive to incur any additional tax or interest under Code Section 409A, the Company shall, upon the specific request of the Executive, use its reasonable business efforts to in good faith reform such provision to comply with Code Section 409A; provided, that to the maximum extent practicable, the original intent and economic benefit to the Executive and the Company of the applicable provision shall be maintained, but the Company shall have no obligation to make any changes that could create any additional economic cost or loss of benefit to the Company. The Company shall timely use its reasonable business efforts to amend any plan or program in which the Executive participates to bring it in compliance with Code Section 409A. Notwithstanding the foregoing, the Company and its affiliates shall have no liability to the Executive or any other person or entity with regard to any failure to comply with Code Section 409A.

(b)	A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “Separation from Service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “termination of employment” or like terms shall mean Separation from Service. If the Executive is deemed on the date of termination of his employment to be a “specified employee”, within the meaning of that term under Section 409A(a)(2)(B) of the Code and using the identification methodology selected by the Company from time to time, or if none, the default methodology, then with regard to any payment, the providing of any benefit or any distribution of equity made subject to this Section to the extent required to be delayed in compliance with Section 409A(a)(2)(B) of the Code, and any other payment, the provision of any other benefit or any other distribution of equity that is required to be delayed in compliance with Section 409A(a)(2)(B) of the Code, but only to the extent required to avoid the adverse tax consequences under Code Section 409A, such payment, benefit or distribution shall not be made or provided prior to the earlier of (i) the expiration of the six-month period measured from the date of the Executive’s Separation from Service or (ii) the date of the Executive’s death. On the first day of the seventh month following the date of Executive’s Separation from Service or, if earlier, on the date of his death, (x) all payments delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein as if no such delay had occurred and (y) all distributions of equity delayed pursuant to this Section 9 shall be made to the Executive.

(c)	With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred.

(d)	Each payment payable hereunder shall be treated as a separate payment in a series of payments within the meaning of, and for purposes of, Code Section 409A.

9.	Section 280G of the Code.

(a)	Anything in this Agreement to the contrary notwithstanding, if it shall be determined that any payment or distribution by the Company or any of its affiliates to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 9) (all such payments and benefits, including the payments and benefits under Section 5 hereof, being hereinafter referred to as the “Total Payments”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, collectively the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, the payments under this Agreement shall be reduced in the order specified below, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments). The payments and benefits under this Agreement or otherwise shall be reduced in the following order: (A) reduction of any cash severance payments otherwise payable to the Executive that are exempt from Section 409A of the Code; (B) reduction of any other cash payments or benefits otherwise payable to the Executive that are exempt from Section 409A of the Code, but excluding any payments attributable to any acceleration of vesting or payments with respect to any equity award that are exempt from Section 409A of the Code; (C) reduction of any other payments or benefits otherwise payable to the Executive on a pro-rata basis or such other manner that complies with Section 409A of the Code, but excluding any payments attributable to any acceleration of vesting and payments with respect to any equity award that are exempt from Section 409A of the Code; and (D) reduction of any payments attributable to any acceleration of vesting or payments with respect to any equity award that are exempt from Section 409A of the Code, in each case beginning with payments that would otherwise be made last in time.

(b)	Subject to the provisions of Section 9(c) hereof, all determinations required to be made under this Section 9, including whether and when Total Payments should be reduced, the amount of such Total Payments, Excise Taxes and all other related determinations, as well as all assumptions to be utilized in arriving at such determinations, shall be made by a nationally recognized certified public accounting firm as may be designated by the Executive, subject to the Company’s approval which will not be unreasonably withheld or delayed (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Company, subject to Executive’s approval, which shall not be unreasonably withheld or delayed, may appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

(c)	As a result of uncertainty in the application of Section 280G and Section 4999 of the Code at the time of the initial calculation by the Accounting Firm hereunder, it is possible that the cash severance payment made by the Company will have been less than the Company should have paid pursuant to Section 5 hereof (the amount of any such deficiency, the “Underpayment”), or more than the Company should have paid pursuant to Section 5 hereof (the amount of any such overage, the “Overpayment”). In the event of an Underpayment, the Company shall pay the Executive the amount of such Underpayment not later than five business days after the amount of such Underpayment is subsequently determined, provided, however, such Underpayment shall not be paid later than the end of the calendar year following the calendar year in which the Executive remitted the related taxes. In the event of an Overpayment, the amount of such Overpayment shall by paid to the Company by the Executive not later than five business days after the amount of such Overpayment is subsequently determined.

10.	Miscellaneous.

(a)	This Agreement shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be construed in accordance with those laws (without regard to principles of conflicts of laws). Except with respect to disputes or controversies to be submitted to arbitration pursuant to Section 10(b), the Company and the Executive unconditionally consent to submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York (or if federal jurisdiction does not exist, the New York State Supreme Court, County of New York) for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (and agree not to commence any action, suit or proceeding relating thereto except in such courts).

(b)	Any dispute or controversy arising under or in connection with this Agreement or the Executive’s employment with the Company (or the termination thereof), other than any dispute relating to Section 6 hereof, but excluding any dispute or controversy arising out of the administration of any equity grant or other benefit plan, which the parties hereto agree shall be resolved as set forth in the applicable grant agreements, shall be settled exclusively by arbitration, conducted before a single arbitrator in New York, New York (applying New York law) in accordance with the Commercial Arbitration Rules and Procedures of the American Arbitration Association then in effect. The decision of the arbitrator shall be final and binding upon the parties hereto. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The parties acknowledge and agree that in connection with any such arbitration and regardless of outcome (a) each party shall pay all its own costs and expenses, including without limitation its own legal fees and expenses, and (b) joint expenses shall be borne equally among the parties. EACH PARTY HERETO WAIVES RIGHT TO TRIAL BY JURY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THE EXECUTIVE’S EMPLOYMENT WITH THE COMPANY OR THE TERMINATION THEREOF, OR THIS AGREEMENT, OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT OF THIS AGREEMENT (WHETHER ARISING IN CONTRACT, EQUITY, TORT OR OTHERWISE).

(c)	The Company may make such provisions and take such actions as it may deem necessary or appropriate for the withholding of any taxes that it is required by law or regulation of any governmental authority, whether Federal, state or local, to withhold in connection with any benefit or payment hereunder. The Executive shall be responsible for the payment of all individual tax liabilities relating to any such benefits.

(d)	Executive may not delegate his duties or assign his rights hereunder. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company other than pursuant to a merger or consolidation in which the Company is not the continuing entity, or a sale, liquidation or other disposition of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets or businesses of the Company and assumes the liabilities, obligations and duties of the Company under this Agreement, either contractually or by operation of law. For the purposes of this Agreement, the term “Company” shall include the Company and, subject to the foregoing, any of its successors and assigns. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

(e)	The invalidity or unenforceability of any provision hereof shall not in any way affect the validity or enforceability of any other provision. This Agreement reflects the entire understanding between the parties.

(f)	This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of the Executive by the Company (and the termination thereof) and contains all of the covenants and agreements between the parties with respect to such employment (or the termination thereof) in any manner whatsoever. Any modification or termination of this Agreement will be effective only if it is in writing signed by the party to be charged.

(g)	This Agreement may be executed by the parties in one or more counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Iconix Brand Group, Inc.		Executive

By:	/s/ Robert C. Galvin	By:	/s/ John T. McClain
Robert C. Galvin President and Chief Executive Officer		John T. McClain